Exhibit 14

RASNA THERAPEUTICS, Inc.

CODE OF BUSINESS CONDUCT AND ETHICS

1.	Introduction
We are committed to maintaining the highest standards of ethical, honest and legal business conduct. This Code of Business Conduct and Ethics (“Code”) reflects the business practices and principles of behavior that support this commitment. We expect all employees, including officers, and directors of Rasna Therapeutics, Inc. and its subsidiaries (which are referred to in the Code, collectively, as “Rasna”) to read and understand the Code and its application to the performance of his or her business responsibilities. References in the Code to employees are intended to include officers and, as applicable, directors.
Officers, managers and other supervisors are expected to develop in employees a sense of commitment to the spirit, as well as the letter, of the Code. Supervisors are also expected to ensure that all agents and contractors conform to Code standards when working for or on behalf of Rasna. The compliance environment within each supervisor’s assigned area of responsibility will be a significant factor in evaluating the quality of that individual’s performance. In addition, any employee who makes an exemplary effort to implement and uphold our legal and ethical standards may be recognized for that effort in his or her performance review. Nothing in the Code alters the at-will employment policy of Rasna.
The Code addresses conduct that is particularly important to ensure proper dealings with the people and entities with which we interact, but reflects only a part of our commitment. From time to time, we may adopt additional policies and procedures with which our employees, officers and directors are expected to comply, if applicable to them. However, it is the responsibility of each employee to apply common sense, together with his or her own highest personal ethical standards, in making business decisions where there is no stated guideline in the Code.
Action by members of your family, significant others or other persons who live in your household (referred to in the Code as “family members”) also may potentially result in ethical issues to the extent that they involve Rasna’s business. For example, acceptance of inappropriate gifts by a family member from one of our suppliers could create a conflict of interest and result in a Code violation attributable to you. Consequently, in complying with the Code, you should consider not only your own conduct, but also that of your family members, significant others and other persons who live in your household.
You should not hesitate to ask questions about whether any conduct could violate the Code, voice concerns or clarify gray areas. Section 26, “Compliance Standards and Procedures”, below details the compliance resources available to you. In addition, you should be alert to possible violations of the Code by others and you have the duty to report any known or suspected violations of the Code, without fear of any form of retaliation, as further described in Section 26, “Compliance Standards and Procedures”.
Violations of the Code will not be tolerated. Any employee who violates the standards in the Code may be subject to disciplinary action, which, depending on the nature of the violation and the history of the employee, may range from a warning or reprimand to and including termination of employment and, in appropriate cases, civil legal action or referral for criminal prosecution.

2.	Honest and Ethical Conduct
Our policy is to promote high standards of integrity by conducting our affairs in an honest and ethical manner. The integrity and reputation of Rasna depends on the honesty, fairness and integrity brought to the job by each person associated with us. Unyielding personal integrity is the foundation of corporate integrity.

3.	Legal Compliance
Obeying the law, both in letter and in spirit, is the foundation of this Code. Our success depends upon each employee operating within legal guidelines and cooperating with local, national and international authorities. Each Rasna employee has an obligation, and is expected, to comply with the law, including, but not limited to, in connection with activities associated with their official responsibilities as a Rasna employee. We expect employees to understand the legal and regulatory requirements applicable to their business units and areas of responsibility. We will not tolerate any activity that violates any laws, rules, or regulations, including, without limitation, those applicable to Rasna. This includes, without limitation, laws covering the conduct of our clinical and preclinical studies, commercial bribery and kickbacks, marketing, copyrights, trademarks and trade secrets, protection of third party/former employer confidential information, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. The fact that, in some countries, certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from either the Healthcare Compliance Officer or the Corporate Compliance Officer.
Disregard of the law, whether in connection with your official responsibilities as a Rasna employee or otherwise, will not be tolerated. Violation of domestic or foreign laws, rules and regulations may subject an individual, as well as Rasna, to civil and/or criminal penalties. Violation of domestic or foreign laws, rules and regulations may also subject an individual to disciplinary action by Rasna as further described in Section 26, “Compliance Standards and Procedures”. You should be aware that your conduct and records, including emails, are subject to internal and external audits, and to discovery by third parties in the event of a government investigation or civil litigation. It is in everyone’s best interests to know and comply with our legal and ethical obligations. Nothing in any other section of this Code shall be interpreted, or deemed, to narrow or limit your obligations under this section or Rasna’s actions in response to a failure to satisfy such obligations.

4.	Insider Trading
All employees must comply with Rasna’s Insider Trading Policy, which explicitly states that employees who have access to confidential (or “inside”) information are not permitted to use or share that information for stock trading purposes or for any other purpose except to conduct our business. All nonpublic information about Rasna or about companies with which we do business is considered confidential information. To use material non-public information in connection with buying or selling securities, including “tipping” others who might make an investment decision on the basis of this information, is unethical and illegal. Employees must exercise the utmost care when handling material inside information.

5.	International Business & Trade Laws
Our employees are expected to comply with the applicable laws in all countries to which they travel, in which they operate and where we otherwise do business, including laws prohibiting bribery, corruption or the conduct of business with specified individuals, companies or countries. The fact that in some countries certain laws are not enforced or that violation of those laws is not subject to public criticism will not be accepted as an excuse for noncompliance. In addition, we expect employees to comply with U.S. laws, rules and regulations governing the conduct of business by its citizens and corporations outside the U.S.
The U.S. and other countries where Rasna does business have laws that restrict or prohibit doing business with certain countries and parties. Likewise, many countries also restrict or prohibit transactions involving certain products and technologies. These U.S. laws, rules and regulations, which extend to all our activities outside the U.S., include:

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U.S. Embargoes, which generally prohibit U.S. companies, their subsidiaries and their employees from doing business or traveling to countries, subject to sanctions imposed by the U.S. government (currently, Cuba, Iran, North Korea, Sudan and Syria), as well as specific companies and individuals identified on lists published by the U.S. Treasury Department;

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Export Controls, which restrict travel to designated countries or prohibit or restrict the export of goods, services and technology to designated countries, denied persons or denied entities from the U.S., or the re-export of U.S. origin goods from the country of original destination to such designated countries, denied companies or denied entities; and

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Anti-Boycott Compliance, which prohibits U.S. companies from taking any action that has the effect of furthering or supporting a restrictive trade practice or boycott that is fostered or imposed by a foreign country against a country friendly to the U.S. or against any U.S. person.

If you have a question as to whether an activity is restricted or prohibited, you should make every effort to seek assistance from the Corporate Compliance Officer or Healthcare Compliance Officer before taking any action, including giving any verbal assurances that might be regulated by international laws.

6.	Anti-Corruption Laws
The Foreign Corrupt Practices Act (the “FCPA”) prohibits Rasna and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Doctors employed by government-funded hospitals who serve on formulary committees and employees of health authorities can be considered government officials for purposes of the FCPA. Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. In addition, the FCPA’s books and records provisions make it illegal to improperly record transactions subject to the FCPA. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by Rasna as further described in Section 26, “Compliance Standards and Procedures”.
Certain small facilitation or “grease” payments to foreign officials may be permissible under the FCPA if customary in the country or locality and intended to secure routine governmental action. Governmental action is “routine” if it is ordinarily and commonly performed by a foreign official and does not involve the exercise of discretion. For instance, “routine” functions would include setting up a telephone line. To ensure legal compliance, all facilitation payments must receive prior written approval from Rasna’s Corporate Compliance Officer or Healthcare Compliance Officer and must be clearly and accurately reported as a business expense.
We must also comply with all local anti-bribery and corruption laws. In the event local laws and the FCPA differ, the stricter set of laws should be followed. For example, the U.K. Bribery Act prohibits small facilitation or “grease” payments that may be permissible under the FCPA. Please notify Rasna’s Corporate Compliance Officer or Healthcare Compliance Officer if you have any questions concerning these laws.

7.	Antitrust
Antitrust laws of the U.S. and other countries are designed to protect consumers and competitors against unfair business practices and to promote and preserve competition. Our policy is to compete vigorously and ethically while complying with all antitrust, monopoly, competition or cartel laws in all countries, states or localities in which Rasna conducts business. If you are responsible for areas of the business where these laws apply, you must be aware of them and their implications, including how they apply in the country where you operate. Antitrust laws impose severe penalties for certain types of violations, including criminal penalties and potential fines and damages of millions of dollars, which may be tripled under certain circumstances. You should consult Rasna’s Corporate Compliance Officer or Healthcare Compliance Officer with any questions you may have concerning compliance with these laws. The following is a summary of actions that are violations of applicable antitrust laws:

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Price Fixing. Rasna may not agree, formally or informally, with its competitors to raise, lower or stabilize prices or any element of price, including discounts and credit terms, or establish or fix the price at which a customer may resell a product.

•	Limitation of Supply. Rasna may not agree, formally or informally, with its competitors to limit its production or restrict the supply of its services.

•	Allocation of Business. Rasna may not agree, formally or informally, with its competitors to divide or allocate markets, territories or customers.

•	Monopolies. Rasna may not engage in any behavior that can be construed as an attempt to monopolize through anti-competitive conduct.

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Boycott. Rasna may not agree, formally or informally, with its competitors to refuse to sell or purchase products from third parties. In addition, Rasna may not prevent a customer from purchasing or using non-Rasna products or services.

•	Tying. Rasna may not require a customer to purchase a product that it does not want as a condition to the sale of a different product that the customer does wish to purchase.

8.	Meetings with Competitors
Employees should exercise caution in meetings with competitors when discussing marketed products and services. For purposes of this section, co-promotion and research collaboration partners are not considered competitors. Any meeting with a competitor may give rise to the appearance of impropriety. As a result, if you are required to meet with a competitor and have questions concerning proper topics for discussion, you should consult the Corporate Compliance Officer with any questions. You should try to meet with competitors in a closely monitored, controlled environment for a limited period of time. The contents of your meeting should be fully documented. Specifically, you should avoid any communications with a competitor, regardless of how innocent or casual the exchange may be and regardless of the setting, whether business or social, regarding:

•	Prices;

•	Costs;

•	Market share;

•	Allocation of sales territories;

•	Profits and profit margins;

•	Supplier’s terms and conditions;

•	Product or service offerings;

•	Terms and conditions of sale;

•	Production facilities or capabilities;

•	Bids for a particular contract or program;

•	Selection, retention or quality of customers;

•	Distribution; or

•	Methods or channels.

9.	Professional Organizations and Trade Associations
Employees should be cautious when attending meetings of professional organizations and trade associations at which customers (e.g. healthcare professionals), potential referral sources, or competitors are present. Attending meetings of professional organizations and trade associations is both legal and proper, if such meetings have a legitimate business purpose. At such meetings, you should not

•	Discuss pricing policy or other competitive terms, plans for new or expanded facilities or any other proprietary, competitively sensitive information; or

•	Engage in pre-approval promotion and off-label marketing.

Even joking about inappropriate topics, such as pricing strategies, could be misinterpreted or misreported. If the conversation includes any of the above topics, you should promptly leave the conversation and report the incident to your supervisor, Rasna’s Healthcare Compliance Officer or Corporate Compliance Officer. Unless authorized as part of your job responsibilities, you are required to notify your supervisor prior to attending any meeting of a professional organization or trade association where participation relates to Rasna products or services.

10.	Environment; Health and Safety
Rasna is committed to providing a safe and healthy working environment for its employees and to avoiding adverse impact and injury to the environment and the communities in which it does business. Rasna employees must comply with all applicable environmental, health and safety laws, regulations and Rasna standards. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with environmental, health and safety laws and regulations can result in civil and criminal liability against you and Rasna, as well as disciplinary action by Rasna as further described in Section 26, “Compliance Standards and Procedures”.

1.	Environment
All Rasna employees should strive to conserve resources and reduce waste and emissions through recycling and other energy conservation measures. Federal law imposes criminal liability on any person or company that contaminates the environment with any hazardous substance that could cause injury to the community or environment. Violation of environmental laws can involve monetary fines and imprisonment. We expect employees to comply with all applicable environmental laws. You have a responsibility to promptly report any known or suspected violations of environmental laws or any events that may result in a discharge or emission of hazardous materials.

2.	Health and Safety
Rasna is committed not only to comply with all relevant health and safety laws, but also to conduct business in a manner that protects the safety of its employees. All employees are required to comply with all applicable health and safety laws, regulations and policies relevant to their positions. If you have a concern about unsafe conditions or tasks that present a risk of injury to you, please report these concerns immediately to your supervisor, the Human Resources Department, the Corporate Compliance Officer or the Healthcare Compliance Officer.

11.	Employment Practices
Rasna pursues fair employment practices in every aspect of its business. The following is intended to be a summary of our employment policies and procedures. Copies of Rasna’s detailed policies, including its Employee Handbook, are available from the Human Resources Department. Rasna employees must comply with all applicable labor and employment laws, including anti-discrimination laws and laws related to freedom of association and privacy. It is your responsibility to understand and comply with the laws, regulations and policies that are relevant to your job. Failure to comply with labor and employment laws can result in civil and criminal liability against you and Rasna, as well as disciplinary action by Rasna as further described in Section 26, “Compliance Standards and Procedures”.

12.	The Food, Drug and Cosmetic Act (the “FDCA”) and Interactions with the U.S. Food and Drug Administration (the “FDA”)

1.	General
Rasna’s product candidates and its operations are subject to extensive and rigorous regulation by the FDA. The FDA regulates many areas of Rasna’s operations, including the research, preclinical and clinical testing, and development of medical devices; the submission of data and other information to support FDA approval; the manufacturing, testing and labeling of medical devices; the promotion, distribution, and sale of our medical devices (including the provision of samples to physicians); and the reporting of adverse events and other information to the FDA. The FDA also regulates the export of medical devices manufactured in the U.S. to international markets and the import to the U.S. of medical devices manufactured outside of the U.S. Violation of these laws and regulations can result in: severe civil and criminal penalties; adverse publicity for Rasna; total or partial suspension of production of a Rasna product; withdrawal of a Rasna product from the market; exclusion of Rasna or individuals employed by Rasna from participation in federal health care programs; and disciplinary action by Rasna against the responsible individuals, as further described in Section 26, “Compliance Standards and Procedures”.

2.	Compliance with the FDCA and FDA Laws and Regulations
Rasna employees with responsibilities in the areas governed by the FDCA and the FDA are required to understand and comply with these laws and regulations. These employees are expected to have a thorough understanding of the laws, regulations and other relevant standards applicable to their job positions, and to comply with those requirements. In particular, any promotional discussion and promotional information used or distributed must be complete accurate and not misleading. Product claims must be consistent with approved labeling and prescribing information. In addition, when discussing approved products, fair and balanced information must be provided - describing all safety information fully and accurately and never misrepresenting or minimizing it in any way. Rasna has developed standard operating procedures and provides regular training to aid employees in understanding and complying with the requirements of the FDCA and the FDA. If any doubt exists regarding whether your job position or a particular course of action is governed by these laws and regulations, you should seek advice immediately from your supervisor and Rasna’s Healthcare Compliance Officer.

13.	Harassment and Discrimination

1.	General
Rasna is committed to providing equal opportunity and fair treatment to all individuals on the basis of merit, without discrimination because of race, color, religion, national origin, sex (including pregnancy), sexual orientation, age, disability, veteran status or other characteristic protected by law. Rasna also prohibits harassment based on these characteristics in any form, whether physical or verbal and whether committed by supervisors, non-supervisory personnel or non-employees. Harassment may include, but is not limited to, offensive sexual flirtations, unwanted sexual advances or propositions, verbal abuse, sexually or racially degrading words, or the display in the workplace of sexually suggestive or racially degrading objects or pictures.

2.	Employee Reporting Requirements
If you have any complaints about discrimination or harassment, or witness or observe any harassment occurring in the workplace, report such conduct to your supervisor, the Human Resources Department, the Corporate Compliance Officer or the Healthcare Compliance Officer. All complaints will be treated with sensitivity and discretion. Your supervisor, the Human Resources Department, the Corporate Compliance Officer, the Healthcare Compliance Officer and Rasna will protect your confidentiality to the extent possible, consistent with law and Rasna’s need to investigate your concern. Rasna strictly prohibits retaliation against an employee who, in good faith, files a complaint. Where our investigation uncovers harassment or discrimination, we will take prompt corrective action, which may include disciplinary action by Rasna as further described in Section 26, “Compliance Standards and Procedures”.

3.	Management Reporting Requirements
Any member of management who has reason to believe that an employee has been the victim of harassment or discrimination or who receives a report of alleged harassment or discrimination is required to report it to the Corporate Compliance Officer or the Healthcare Compliance Officer immediately.

14.	Alcohol and Drugs
Rasna is committed to maintaining a drug-free work place. All Rasna employees must comply strictly with Rasna policies regarding the abuse of alcohol and the possession, sale and use of illegal substances. Drinking alcoholic beverages is prohibited while on duty or on the premises of Rasna, except at specified Rasna-sanctioned events. Possessing, using, selling or offering illegal drugs and other controlled substances without a valid prescription is prohibited under all circumstances while on duty or on the premises of Rasna. Likewise, you are prohibited from reporting for work, or driving a Rasna vehicle or any vehicle on Rasna business, while under the influence of alcohol or any illegal drug or controlled substance.

15.	Violence Prevention and Weapons
The safety and security of Rasna employees is vitally important. Rasna will not tolerate violence or threats of violence in, or related to, the workplace. If you experience, witness or otherwise become aware of a violent or potentially violent situation that occurs on Rasna’s property or affects Rasna’s business you must immediately report the situation to your supervisor, the Human Resources Department, Rasna’s Corporate Compliance Officer, or Rasna’s Healthcare Compliance Officer.
Rasna does not permit any individual to have weapons of any kind on Rasna property or in vehicles, while on the job or off-site while on Rasna business. This is true even if you have obtained legal permits to carry weapons. The only exception to this policy applies to security personnel who are specifically authorized by Rasna management to carry weapons.

16.	Conflicts of Interest
We respect the rights of our employees to manage their personal affairs and investments and do not wish to impinge on their personal lives. At the same time, employees should avoid conflicts of interest that occur when their personal interests may interfere in any way with the performance of their duties or the best interests of Rasna. A conflicting personal interest could result from an expectation of personal gain now or in the future or from a need to satisfy a prior or concurrent personal obligation. We expect our employees to be free from influences that conflict with the best interests of Rasna. Even the appearance of a conflict of interest where none actually exists can be damaging and should be avoided.
If you have any questions about a potential conflict or if you become aware of an actual or potential conflict, and you are not an officer or director of Rasna, you should discuss the matter with your supervisor and with Rasna’s Corporate Compliance Officer (as further described in Section 17, “Corporate Opportunities”). Supervisors may not resolve conflict of interest matters without first seeking the approval of the Corporate Compliance Officer and filing with the Corporate Compliance Officer a written description of the activity. If the supervisor is involved in the potential or actual conflict, you should discuss the matter directly with the Corporate Compliance Officer. Officers and directors may seek authorization from the Board of Directors.
Factors that may be considered in evaluating a potential conflict of interest are, among others:

•	Whether it may interfere with the employee’s job performance, responsibilities or morale;

•	Whether the employee has access to confidential information;

•	Whether it may interfere with the job performance, responsibilities or morale of others within the organization;

•	Any potential adverse or beneficial impact on our business;

•	Any potential adverse or beneficial impact on our relationships with our customers or suppliers or other service providers;

•	Whether it would enhance or support a competitor’s position;

•	The extent to which it would result in financial or other benefit (direct or indirect) to the employee;

•	The extent to which it would result in financial or other benefit (direct or indirect) to one of our customers, suppliers or other service providers; and

•	The extent to which it would appear improper to an outside observer.
Although no list can include every possible situation in which a conflict of interest could arise, the following are examples of situations that may, depending on the facts and circumstances, involve conflicts of interests:

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Employment by (including consulting for) or service on the board of a competitor, customer or supplier or other service provider. Activity that enhances or supports the position of a competitor to the detriment of Rasna is prohibited, including employment by or service on the board of a competitor. Employment by or service on the board of a customer or supplier or other service provider is generally discouraged and you must seek authorization from the Corporate Compliance Officer in advance if you plan to take such action.

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Owning, directly or indirectly, a significant financial interest in any entity that does business, seeks to do business or competes with us. In addition to the factors described above, persons evaluating ownership for conflicts of interest will consider the size and nature of the investment; the nature of the relationship between the other entity and Rasna; the employee’s access to confidential information and the employee’s ability to influence Rasna’s decisions. If you would like to acquire a financial interest of that kind, you must seek approval in advance.

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Soliciting or accepting gifts, favors, loans or preferential treatment from any person or entity that does business or seeks to do business with us. See Section 21, “Competition and Fair Dealing”, for further discussion of the issues involved in this type of conflict.

•	Soliciting contributions to any charity or for any political candidate from any person or entity that does business or seeks to do business with us.

•	Taking personal advantage of corporate opportunities. See Section 17, “Corporate Opportunities”, for further discussion of the issues involved in this type of conflict.

•	Moonlighting without permission.

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Conducting our business transactions with your family member or a business in which you have a significant financial interest. Material related-party transactions approved by the Board of Directors and involving any executive officer or director will be publicly disclosed as required by applicable laws and regulations.

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Exercising supervisory or other authority on behalf of Rasna over a co-worker who is also a family member. The employee’s supervisor and/or the Corporate Compliance Officer will consult with the Human Resources Department to assess the advisability of reassignment.

Loans to, or guarantees of obligations of, employees or their family members by Rasna could constitute an improper personal benefit to the recipients of these loans or guarantees, depending on the facts and circumstances. Some loans are expressly prohibited by law, and applicable law requires that our Board of Directors approve all loans and guarantees to employees. As a result, all loans and guarantees by Rasna must be approved in advance by the Board of Directors.
Rasna’s officers may not, while they are employed by Rasna, accept offers to serve on boards of, or be concurrently employed by, any other for-profit organization (whether or not a competitor to Rasna) without prior authorization from our Board of Directors.

17.	Corporate Opportunities
You may not take personal advantage of opportunities for Rasna that are presented to you or discovered by you as a result of your position with us or through your use of corporate property or information. Even opportunities that are acquired privately by you may be questionable if they are related to our existing or proposed lines of business. Significant participation in an investment or outside business opportunity that is directly related to our lines of business must be pre-approved by Rasna’s Corporate Compliance Officer. You cannot use your position with us or corporate property or information for improper personal gain, nor can you compete with Rasna in any way.

18.	Interactions with the Government
Rasna may conduct business with the U.S., state and local governments and the governments of many other countries. Rasna is committed to conducting its business with all governments and their representatives with the highest standards of business ethics and in compliance with all applicable laws and regulations, including the special requirements that apply to communications with governmental bodies that have regulatory authority over our products and operations, such as the FDA, government contracts and government transactions. In your interactions with the government, you should:

•	Be forthright and candid at all times. No employee should intentionally misstate or omit any material information from any written or oral communication with the government.

•	Ensure that all required written submissions are made to the government and are timely, and that all written submissions, whether voluntary or required, satisfy applicable laws and regulations.

•	Not offer or exchange any gifts, gratuities or favors with, or pay for meals, entertainment, travel or other similar expenses for, government employees.
If your job responsibilities include interacting with the government, you are expected to understand and comply with the special laws, rules and regulations that apply to your job position as well as with any applicable standard operating procedures that Rasna has implemented. If any doubt exists about whether a course of action is lawful, you should seek advice immediately from your supervisor, Rasna’s Corporate Compliance Officer and Rasna’s Healthcare Compliance Officer.
Rasna cooperates with all government agencies in any request for information or facility visits in connection with government investigations. The Healthcare Compliance Officer represents Rasna in these investigations and will determine what information is appropriate to supply to investigators. If you are contacted by any government agency outside of the ordinary course of our business dealings with the government, you should immediately notify your supervisor, Rasna’s Corporate Compliance Officer and Rasna’s Healthcare Compliance Officer.

19.	Political Contributions and Activities

1.	General
Rasna encourages its employees to participate in the political process as individuals. Employees should be careful to make it clear that their political views and actions are their own, and not made on behalf of Rasna. Rasna funds or assets shall not be used to make a political contribution to any political party or candidate, unless prior approval has been given by Rasna’s Corporate Compliance Officer.

2.	Guidelines
The following guidelines are intended to ensure that any political activity you pursue complies with this policy and to ensure that any political activity you pursue is done voluntarily and with your own resources and time:

•	Contribution of Funds. You may contribute your personal funds to political parties or candidates. Rasna will not reimburse you for personal political contributions.

•	Volunteer Activities. You may participate in volunteer political activities during non-work time. You may not participate in political activities during working hours.

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Use of Rasna Facilities. Rasna’s facilities generally may not be used for political activities (including fundraisers or other activities related to running for office). However, Rasna may make its facilities available for limited political functions, including speeches by government officials and political candidates, with the approval of Rasna’s Corporate Compliance Officer.

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Use of Rasna Name. When you participate in political affairs, you should be careful to make it clear that your views and actions are your own, and not made on behalf of Rasna. For instance, neither Rasna letterhead nor your Rasna email account should be used to send out personal letters in connection with political activities.

20.	Maintenance of Corporate Books, Records, Documents and Accounts; Financial Integrity; Public Reporting
Accurate and reliable records are crucial to our business and form the basis of our financial results, financial reports and other disclosures to the public. Our records are the source of essential data and information that guide business decision-making and strategic planning and are important in meeting our obligations to customers, suppliers, creditors, employees and others with whom we do business. The integrity of our records and public disclosure depends on the validity, accuracy and completeness of the information supporting the entries to our books of account. Therefore, all Rasna records must be complete, accurate and reliable in all material respects. The making of false or misleading entries, whether they relate to financial results or test results, is strictly prohibited. Rasna records include financial records, personnel records, records relating to our product development, clinical development, manufacturing and regulatory submissions, time sheets, expense reports, invoices and all other records maintained in the ordinary course of our business. Accordingly, we require that:

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No entry be made in our books and records that intentionally hides or disguises the nature of any transaction or of any of our liabilities, or misclassifies any transactions as to accounts or accounting periods;

•	Transactions be supported by appropriate documentation;

•	The terms of sales and other commercial transactions be reflected accurately in the documentation for those transactions and all such documentation be reflected accurately in our books and records;

•	Employees comply with our system of internal controls; and

•	No cash or other assets be maintained for any purpose in any unrecorded or “off-the-books” fund.
Our accounting records are also relied upon to produce reports for our management, stockholders and creditors, as well as for governmental agencies. In particular, we rely upon our accounting and other business and corporate records in preparing the periodic and current reports that we file with the Securities and Exchange Commission (the “SEC”). Securities laws require that these reports provide full, fair, accurate, timely and understandable disclosure and fairly present our financial condition and results of operations. Employees who collect, provide or analyze information for or otherwise contribute in any way in preparing or verifying these reports must (i) be familiar with and comply with our disclosure controls and procedures and internal control over financial reporting, and (ii) take all necessary steps to ensure that our financial disclosure is accurate and transparent and that our reports contain all of the information about Rasna that would be important to enable stockholders and potential investors to assess the soundness and risks of our business and finances and the quality and integrity of our accounting and disclosures. In addition:

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No employee may take or authorize any action that would cause our financial records or financial disclosure to fail to comply with generally accepted accounting principles, the rules and regulations of the SEC or other applicable laws, rules and regulations;

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All employees must cooperate fully with our Finance Department, as well as our independent public accountants and counsel, respond to their questions with candor and provide them with complete and accurate information to help ensure that our books and records, as well as our reports filed with the SEC, are accurate and complete; and

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No employee should knowingly make (or cause or encourage any other person to make) any false or misleading statement in any of our reports filed with the SEC or knowingly omit (or cause or encourage any other person to omit) any information necessary to make the disclosure in any of our reports accurate in all material respects.

Any employee who becomes aware of any departure from these standards has a responsibility to report his or her knowledge promptly to a supervisor, Rasna’s Corporate Compliance Officer or the Chair of the Audit Committee or by using one of the other compliance resources described in Section 26, “Compliance Standards and Procedures”, and/or in accordance with the provisions of Rasna’s Whistleblower Policy for Accounting and Auditing Matters Inaccurate, incomplete or untimely reporting can severely damage Rasna or result in legal liability and will not be tolerated. Rasna employees should be on guard for, and promptly report, any possibility of inaccurate or incomplete financial reporting. Particular attention should be paid to:

•	Financial results that seem inconsistent with the performance of the underlying business;

•	Transactions that do not seem to have an obvious business purpose; and

•	Requests to circumvent ordinary review and approval procedures.
Rasna’s executive officers have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate timely and understandable. Any practice or situation that might undermine this objective should be reported to supervisor, Rasna’s Corporate Compliance Officer or the Chair of the Audit Committee or by using one of the other compliance resources described in Section 26, “Compliance Standards and Procedures”, and/or in accordance with the provisions of Rasna’s Whistleblower Policy for Accounting and Auditing Matters.
Rasna must retain certain types of documents and records for specific periods of time, because this is required under various laws and under Rasna’s contracts with clients and others. These periods of time, and the types of documents and records covered, may vary. Employees should not destroy or alter any document or record that may be the subject of any pending, threatened or likely claim, controversy or proceeding, whether investigative, administrative or judicial. Employees are subject to any document retention policies of Rasna then in effect. Any questions concerning Rasna’s document retention policies should be directed to the Corporate Compliance Officer.

21.	Competition and Fair Dealing
You should endeavor to deal fairly with customers, suppliers and competitors, and anyone else with whom you have contact in the course of performing your job. Employees should not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair-dealing practice.

1.	Relationships with Customers
Our business success depends upon our ability to foster lasting customer relationships. Rasna is committed to dealing with customers fairly, honestly and with integrity. Be aware that the Federal Trade Commission Act (the “FTCA”) provides that “unfair methods of competition in commerce, and unfair or deceptive acts or practices in commerce, are declared unlawful.” It is a violation of the FTCA to engage in deceptive, unfair or unethical practices and to make misrepresentations in connection with sales activities. Specifically, you should keep the following guidelines in mind when dealing with customers:

•	Information we supply to customers should be accurate and complete to the best of our knowledge. Employees should not deliberately misrepresent information to customers.

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Customer gifts and entertainment, when permitted, should not exceed reasonable and customary business practice. Employees should not provide gifts or entertainment or other benefits to customers that could be viewed as an inducement to or a reward for, customer purchase decisions. See Section 21.4, “Meals, Gifts and Entertainment”, for additional guidelines in this area.

2.	Relationships with Suppliers
Rasna deals fairly and honestly with its suppliers. This means that our relationships with suppliers are based on price, quality, service and reputation, among other factors, and not on the receipt of special favors. Employees dealing with suppliers should carefully guard their objectivity. Specifically, no employee should accept or solicit any personal benefit from a supplier or potential supplier that might compromise, or appear to compromise, their objective assessment of the supplier’s products and prices. Employees can give or accept promotional items of nominal value or moderately scaled entertainment within the limits of responsible and customary business practice. See Section 21.4, “Meals, Gifts and Entertainment”, for additional guidelines in this area.

3.	Relationships with Competitors
We strive to outperform our competition fairly and honestly. Advantages over our competitors are to be obtained through superior performance of our products and services, not through unethical or illegal business practices. Acquiring proprietary information from others through improper means, possessing trade secret information that was improperly obtained, or inducing improper disclosure of confidential information from past or present employees of other companies is prohibited, even if motivated by an intention to advance our interests. If information is obtained by mistake that may constitute a trade secret or other confidential information of another business, or if you have any questions about the legality of proposed information gathering, you must consult the Healthcare Compliance Officer or Corporate Compliance Officer.
Rasna is committed to free and open competition in the marketplace. Employees should avoid actions that would be contrary to laws governing competitive practices in the marketplace, including federal and state antitrust laws. Such actions include misappropriation and/or misuse of a competitor’s confidential information or making false statements about the competitor’s business and business practices. For further discussion of appropriate and inappropriate business conduct with competitors, see Section 7, “Antitrust”.
4.Meals, Gifts and Entertainment
You shall not solicit or accept money, loans, credits, or prejudicial discounts, or accept gifts, entertainment, favors, or services from present or potential suppliers that might influence or appear to influence purchasing decisions.
You should make every effort to refuse or return a gift that is beyond Rasna’s permissible guidelines. If it would be inappropriate to refuse a gift or you are unable to return a gift, you should promptly report the gift to your supervisor. Your supervisor will bring the gift to the attention of Rasna’s Healthcare Compliance Officer or Corporate Compliance Officer, who may require you to donate the gift to an appropriate community organization.
These principles apply to the conduct of our business everywhere in the world, even where certain practices are widely considered a “way of doing business.” If you conduct business in other countries, you must be particularly careful that gifts and entertainment are not construed as bribes, kickbacks or other improper payments. For clarity, a “bribe” is anything of value given in an attempt to affect a person’s actions or decisions in order to obtain or retain business or to secure an unfair business advantage. A “kickback” is the return of a sum already paid or due to be paid as a reward for awarding or fostering business. See Section 6, “Anti-Corruption Laws”, for a more detailed discussion of our policies regarding giving or receiving gifts related to business transactions in other countries. If you have any questions about whether it is permissible to accept a gift or something else of value, contact your supervisor, Rasna’s Healthcare Compliance Officer or Rasna’s Corporate Compliance Officer for additional guidance.
5.Gifts, Meals and Entertainment Provided To or By Non-Customers
Rasna recognizes that in some instances, gifts, meals and entertainment can provide an entirely appropriate means of furthering a business relationship. Appropriate business gifts, meals and entertainment are welcome courtesies designed to build relationships and understanding among business partners. Gifts, meals and entertainment, however, should not compromise, or appear to compromise, your ability to make objective and fair business decisions, and should not be (a) of excessive value, (b) in cash, (c) susceptible of being construed as a bribe or kickback, (d) made or received on a regular or frequent basis or (e) in violation of any laws.
It is your responsibility to use good judgment in this area. As a general rule, you may give or receive gifts, meals or entertainment to or from suppliers, vendors and other non-customers only if the gift, meal or entertainment is consistent with customary business practices and would not be viewed as an inducement to or reward for any particular business decision. All gifts, meals and entertainment expenses should be properly accounted for on expense reports. The following specific examples may be helpful:
Meals and Entertainment. You may occasionally accept or give meals, refreshments or other entertainment if:

•	The items are of reasonable value;

•	A primary purpose of the meeting or attendance at the event is business related; and

•	The expenses would be paid by Rasna as a reasonable business expense, if not paid for by another party.
Entertainment of reasonable value may include food and tickets for sporting and cultural events if they are generally offered to other suppliers or vendors.

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Advertising and Promotional Materials: You may occasionally accept or give advertising or promotional materials of nominal value. All advertising and promotional materials provided by Rasna employees must be approved in advance by the Healthcare Compliance Officer.

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Personal Gifts: You may accept or give personal gifts of reasonable value that are related to recognized special occasions such as a graduation, promotion, new job, wedding, birth of a child, retirement or a holiday. A gift is also acceptable if it is based on a family or personal relationship and unrelated to the business involved between the individuals.

•	Gifts Rewarding Service or Accomplishment: You may accept a gift from a civic, charitable or religious organization specifically related to your service or accomplishment.
6.Gifts, Meals and Entertainment Provided To Customers
Rasna does not provide any gifts or entertainment to health care professionals or other customers, including, without limitation, “reminder” gifts, such as branded mugs, pens, and notepads. This prohibition applies irrespective of the cost of the item (there is no de minimis exception), and no company representative may use personal funds to provide anything of value to a health care professional that is otherwise prohibited. Rasna may provide occasional educational items to some health care professionals (except where state law further restricts or prohibits such gifts), but only if the value of the item (i) is less than $100, (ii) is used for physician or patient education, (iii) does not have independent value to a health care professional outside of his or her professional medical practice, and (iv) has been approved by the appropriate review process prior to use. Examples of such items include: medical textbooks, subscriptions to scientific journals, copies of treatment guides, anatomical models, informational brochures, and patient starter kits.
Meals with health care professionals and other customers are generally prohibited, with the following exceptions:

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An occasional, modest meal may be provided in connection with an informational presentation, in an office or hospital setting or outside an office or hospital setting, when deemed appropriate, provided, (i) the place and manner are conducive to informational communication that provides scientific or educational value and (ii) the location and cost comply with the restrictions set forth in Rasna’s Travel and Entertainment Policy and Guidelines; and

•	The meal is not in any way intended to influence or attempt to influence the purchase medical devices reimbursable by a federal or state reimbursement system.
A number of states have adopted more stringent requirements regarding the provision of gifts and meals to health care professionals and other customers, and Rasna and its employees must also comply with these requirements.
The provision of entertainment or recreational items to health care professionals and other customers is strictly prohibited. A health care professional’s spouse or other guest(s) may not be invited to participate at an event where a meal is served, even if the health care professional offers to pay for the meal, unless the guest would independently qualify as a health care professional for whom the informational presentation would be appropriate.
7.Gifts, Meals and Entertainment Provided To Government Employees
Gifts, meals, and entertainment may not be offered or exchanged under any circumstances to or with any employees of the United States, state or local governments. Under some statutes, such as the U.S. Foreign Corrupt Practices Act (further described under Section 6, “Anti-Corruption Laws”), giving anything of value to a government official to obtain or retain business or favorable treatment is a criminal act subject to prosecution and conviction. If you have any questions about this policy, contact your supervisor, Rasna’s Healthcare Compliance Officer or Rasna’s Corporate Compliance Officer for additional guidance. For a more detailed discussion of special considerations applicable to dealing with the United States, state and local governments, see Section 18, “Interactions with the Government”.

22.	Protection and Proper Use of Rasna Assets
All employees are expected to protect our assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on our profitability. Our property, such as office supplies, computer equipment, buildings, reagents and products, are expected to be used only for legitimate business purposes, although incidental personal use may be permitted. You are also required to safeguard all electronic programs, data, communications and written materials from inadvertent access by others. You may not, however, use our corporate name, any brand name or trademark owned or associated with Rasna or any letterhead stationery for any personal purpose.
You may not, while acting on behalf of Rasna or while using our computing or communications equipment or facilities, either:

•	Access the internal computer system (also known as “hacking”) or other resource of another entity without express written authorization from the entity responsible for operating that resource; or

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Commit any unlawful or illegal act, including harassment, libel, fraud, sending of unsolicited bulk email (also known as “spam”) in violation of applicable law, trafficking in contraband of any kind, or espionage.

If you receive authorization to access another entity’s internal computer system or other resource, you must make a permanent record of that authorization so that it may be retrieved for future reference, and you may not exceed the scope of that authorization.
Unsolicited bulk email is regulated by law in a number of jurisdictions. If you intend to send unsolicited bulk email to persons outside of Rasna, either while acting on our behalf or using our computing or communications equipment or facilities, you should contact your supervisor or the Corporate Compliance Officer for approval.
All data and communications transmitted or received to or by, or contained in, Rasna’s electronic or telephonic systems is the property of Rasna. Rasna property also includes all written communications. You have no expectation of privacy with respect to these communications and data. To the extent permitted by law, Rasna has the ability, and reserves the right, to monitor, retain and review, with or without an employee’s or third party’s knowledge, consent or approval, all electronic and telephonic communication in accordance with applicable law. These communications may also be subject to disclosure to law enforcement or government officials.
You are also required to promptly report to your supervisor, Rasna’s Corporate Compliance Officer or Healthcare Compliance Officer the actual or suspected theft, damage or misuse of Rasna assets or property.

23.	Confidentiality
One of our most important assets is our confidential information. As an employee of Rasna, you may learn of information about Rasna that is confidential and proprietary. You also may learn of information before that information is released to the general public. Employees who have received or have access to confidential information should take care to keep this information confidential. Confidential information may include research, discovery and development activities, business, marketing and service plans, financial information, product design, source codes, and manufacturing ideas, designs, databases, corporate partner or customer lists, buy-side or sell-side activity, pricing strategies, personnel data, personally identifiable information pertaining to our employees, customers, patients, partners or other individuals (including, for example, names, addresses, telephone numbers and social security numbers), and similar types of information provided to us by our customers, suppliers and partners. This information may be protected by patent, trademark, copyright, privacy and trade secret laws.
In addition, because we interact with other companies and organizations, there may be times when you learn confidential information about other companies before that information has been made available to the public. You must treat this information in the same manner as you are required to treat our confidential and proprietary information. You must treat as confidential the fact that we have a current or potential interest in, or are involved with, another company.
You are expected to keep confidential and proprietary information confidential unless and until that information is released to the public through approved channels (usually through a press release, an SEC filing or a formal communication from a member of senior management, as further described in Section 24, “Corporate Communications Policy”). Every employee has a duty to refrain from disclosing to any person confidential or proprietary information about us or any other company learned in the course of employment here, until that information is disclosed to the public through approved channels. This policy requires you to refrain from discussing confidential or proprietary information with outsiders and even with other Rasna employees, unless those fellow employees have a legitimate need to know the information in order to perform their job duties. Unauthorized use or distribution of this information could also be illegal and result in civil liability and/or criminal penalties.
You should also take care not to inadvertently disclose confidential information. Materials that contain confidential information, such as memos, notebooks, computer disks and laptop computers should be stored securely, both at the office and outside the office. Unauthorized posting or discussion of any information concerning our business, information or prospects on the Internet is prohibited. You may not participate in or discuss our business, information or prospects in any social networking service (such as Facebook or Twitter), blog or chat room regardless of whether you use your own name or a pseudonym, or whether you access such locations from the office or outside the office. Be cautious when discussing sensitive information in public places such as elevators, airports, restaurants and “quasi-public” areas within Rasna, such as kitchens and restrooms. All Rasna emails, voicemails and other communications are presumed confidential and should not be forwarded or otherwise disseminated outside of Rasna, except where required for legitimate business purposes.
You should also be aware that important federal and state laws govern the use and disclosure of confidential information about patients, including Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and Health Information Technology for Economic and Clinical Health Act (“HITECH”). HIPAA and HITECH impose strict limitations on the use and disclosure of protected health information (“PHI”) by “covered entities” and their “business associates.” Although Rasna itself-when engaging in functions such as clinical research and sales and marketing-is not subject to HIPAA and HITECH, Rasna recognizes that many of the organizations with which it routinely interacts may be subject to these laws. It is important to recognize the sensitive nature of patient information and maintain its confidentiality.

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Rasna representatives should avoid situations in which the representative may be exposed to PHI without an individual’s consent. In the event a health care professional (“HCP”) or other person exposes a representative to PHI, the representative should not document or reproduce the information in any media or form. The representative must strictly maintain the confidentiality of such information.

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Rasna representatives should take reasonable steps to avoid inadvertently reviewing, seeing, hearing about, or otherwise learning about PHI when on-site at a covered entity and immediately return to the covered entity or destroy any paper or electronic copies of PHI that are inadvertently disclosed.

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Rasna representatives should seek only de-identified data or non-patient identified prescriber data. Under limited and specific circumstances, and in consultation with Healthcare Compliance Officer, it may be appropriate for employees to receive certain “aggregated” or “de-identified” patient information from an HCP or other third party. “Aggregated” data is information about multiple individuals that is compiled and does not allow for the identification of any one individual. “De-identified” data is data that cannot be attributed to any specific individual or used to identify any individual and usually has been stripped of certain key identifiers which, either alone or in combination with other available information, could link the information with a specific individual or be used to identify a specific individual (including the individual’s name, many elements of the individual’s address, telephone number, and social security number, among others). HIPAA regulations include strict standards for what is “de-identified.” Accordingly, before assuming information is “de-identified,” consult the Healthcare Compliance Officer.

In addition to the above responsibilities, if you are handling information protected by any privacy policy published by us, such as our website privacy policy or that pertain to contractual agreements with partners or customers, then you must handle that information solely in accordance with the applicable policy.

24.	Corporate Communications Policy
Rasna’s Corporate Communications Policy sets forth the guidelines that all Rasna employees, consultants and representatives must follow in communicating information concerning Rasna to the general public or to financial analysts, company stockholders, potential investors or media representatives. In general, communications with stockholders, investors, the media and market analysts are restricted to members of the executive management team and Investor Relations Department. All inquiries from stockholders, potential investors, the media and market analysts must be directed to the Investor Relations Department for review and response by the appropriate representative.

25.	Waivers
Any waiver of this Code for executive officers (including, where required by applicable laws, our principal executive officer, principal financial officer, principal accounting officer or controller (or persons performing similar functions)) or directors may be authorized only by our Board of Directors or, to the extent permitted by the rules of NASDAQ, a committee of the Board, and will be disclosed to stockholders as required by applicable laws, rules and regulations (including, if required, the reasons for the waiver). Waivers by any other employee may be authorized only by Rasna’s Corporate Compliance Officer or Healthcare Compliance Officer.

26.	Compliance Standards and Procedures

1.	Compliance Resources
To facilitate compliance with this Code, we have implemented a program of Code awareness, education and review. We have established the positions of Corporate Compliance Officer and Healthcare Compliance Officer to oversee this program. The Corporate Compliance Officer, Dan Dunham, can be reached at ddunham@Rasnapharma.com, and the Healthcare Compliance Officer, Patrick Griffin, can be reached at pgriffin@Rasnapharma.com. These Compliance Officers are individuals to whom you can address any questions or concerns. In addition to fielding questions or concerns with respect to potential violations of this Code, the Compliance Officers are responsible for:

•	Investigating possible violations of the Code;

•	Educating new employees in Code policies;

•	Conducting initial education sessions for newly hired employees to provide introductory education regarding the Code no later than the first full quarter following the employee’s date of hire;

•	Conducting biennial education sessions to refresh employees’ familiarity with the Code;

•	Distributing copies of the Code annually to each employee with a reminder that each employee is responsible for reading, understanding and complying with the Code;

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Updating the Code as needed and alerting employees to any updates, with appropriate approval of the Board of Directors, to reflect changes in the law, Rasna’s operations and in recognized best practices, and to reflect Rasna’s experience; and

•	Otherwise promoting a corporate culture that promotes responsible and ethical conduct.
Your most immediate resource for any matter related to the Code is your supervisor. He or she may have the information you need, or may be able to refer the question to another appropriate source. There may, however, be times when you prefer not to go to your supervisor. In these instances, you should feel free to discuss your concern with the Corporate Compliance Officer or Healthcare Compliance Officer. If you are uncomfortable speaking with either of the Compliance Officers because he or she works in your department or is one of your supervisors, or for any other reason, you please contact the Chair of the Audit Committee of the Board of Directors via e-mail to jbrancaccio@orchestramv.com. You may also report your concerns anonymously and without fear of reprisal by contacting the Company's Hotline administered by ______, an independent third party, via the following methods:

(1)	Toll-Free Telephone:

(2)	Website:

(3)	E-mail:

(4)	Fax: __________ (must include company name with report)
Reports should be as detailed and complete as possible and include references to any supporting documentation in order to allow effective and efficient investigation. Actions prohibited by this Code involving directors or executive officers must be reported directly to the Chair of the Audit Committee through the Company’s Helpline, the Rasna Online Complaint Form or via e-mail, as described above. Of course, if your concern involves potential misconduct by another person and relates to questionable accounting or auditing matters under Rasna’s Whistleblower Policy for Accounting and Auditing Matters, you may report that violation as set forth in such policy.

2.	Reporting Possible Violations; Anti-Retaliation Policy
Obligations to Make Reports and Procedures: If you encounter a situation or are considering a course of action and its appropriateness is unclear, discuss the matter promptly with your supervisor, the Corporate Compliance Officer, the Healthcare Compliance Officer or the Chair of the Audit Committee; even the appearance of impropriety can be very damaging and should be avoided. If you are aware of a suspected or actual violation of Code standards by others, you have a responsibility to report it. You are expected to promptly provide a compliance resource with a specific description of the violation that you believe has occurred, including any information you have about the persons involved and the time of the violation.
Supervisors must promptly report any complaints or observations of Code violations to the Corporate Compliance Officer, the Healthcare Compliance Officer or the Chair of the Audit Committee. If you believe your supervisor has not taken appropriate action, you should contact the Corporate Compliance Officer or the Healthcare Compliance Officer. The Corporate Compliance Officer or Healthcare

Compliance Officer will investigate all reported possible Code violations promptly and with the highest degree of confidentiality that is possible under the specific circumstances. Neither you nor your supervisor may conduct any preliminary investigation, unless authorized to do so by the Corporate Compliance Officer or Healthcare Compliance Officer. Your cooperation in the investigation will be expected. As needed, the Corporate Compliance Officer or Healthcare Compliance Officer will consult with legal counsel, the Human Resources Department and/or the Board of Directors. The Corporate Compliance Officer or Healthcare Compliance Officer the shall promptly inform the Audit Committee of any concerns and complaints regarding questionable accounting or auditing matters and shall promptly inform the Chair of the Audit Committee of all other reported material violations of the Code, including, without limitation, those involving officers. We will strive to employ a fair process by which to determine violations of the Code.
Anti-Retaliation Policy: Whether you choose to speak with your supervisor, Rasna’s Corporate Compliance Officer, Rasna’s Healthcare Compliance Officer or the Chair of the Audit Committee, you should do so without fear of any form of retaliation. If you report in good faith a suspected violation under the Code or raise issues or concerns regarding Rasna’s business or operations, you may not be fired, demoted, reprimanded or otherwise harmed based solely on your reporting of the suspected violation, issues or concerns. In addition, if you report in good faith a suspected violation under the Code which you reasonably believe constitutes a violation of a federal statute by Rasna, or its agents acting on behalf of Rasna, to a federal regulatory or law enforcement agency, you may not be reprimanded, discharged, demoted, suspended, threatened, harassed or in any manner discriminated against in the terms and conditions of your employment based solely on the reporting of the suspected violation, regardless of whether the suspected violation involves you, your supervisor or senior management. We will take prompt disciplinary action against any employee who retaliates against you, up to and including termination of employment. This anti-retaliation policy is intended to protect you for your good faith reporting of the suspected or actual violation, but does not extend protection or provide a defense in the event of your own poor performance or violation or breach of the Code or the policies set forth in Rasna’s Employee Handbook or employee agreements.
Procedures Upon Violation of the Code: If the investigation indicates that a violation of the Code has probably occurred, we will take such action as we believe to be appropriate under the circumstances. If we determine that an employee is responsible for a Code violation, he or she will be subject to disciplinary action up to, and including, termination of employment and, in appropriate cases, civil action or referral for criminal prosecution. Appropriate action may also be taken to deter any future Code violations.

27.	Acknowledgment Process
Rasna requires each employee to sign an acknowledgment from time to time confirming that they have received the Code and understand that it represents a mandatory policy of Rasna. New employees are required to sign this acknowledgment as a condition of employment. Adherence to and support of the Code, as well as participation in related activities and training, are considered in decisions regarding hiring, promotion and compensation for all candidates and employees. The form of acknowledgement is attached as Exhibit A to the Code.

Exhibit A

RASNA THERAPEUTICS, INC.
ACKNOWLEDGMENT OF RECEIPT AND REVIEW
To be signed and returned to the Corporate Compliance Officer.
I, _______________________, acknowledge and confirm that I have received and read a copy of the Rasna Therapeutics, Inc. Code of Business Conduct and Ethics. I understand the contents of the Code and I agree to comply with the policies and procedures set out in the Code. I understand that the Code represents a mandatory policy of Rasna.
I understand that I should approach Rasna’s Corporate Compliance Officer or the Healthcare Compliance Officer if I have any questions about the Code generally or any questions about reporting a suspected conflict of interest or other violation of the Code.

________________________
[SIGNATURE]

________________________
[PRINTED NAME]

________________________
[DATE]